Exhibit 11


Computation of Earnings per Share

Bob Evans Farms, Inc.

                                                   Year ended
                                       ------------------------------------
                                        April 26,   April 28,   April 29,
                                          1996          1995          1994
                                       ========================================

Weighted average number of shares
  outstanding during the year used in
  computation of net income per share   42,311,442    42,179,130    42,006,453

Net effect of dilutive stock options
  based on treasury stock method
  using average market price               126,582       284,582       267,676
                                       ----------------------------------------

Number of shares for computation of
  primary net income per share          42,438,024    43,463,712    42,274,129

Net additional shares added to above
  based on treasury stock method
  using the year-end market price,
  if higher than average market price         --          --            47,612
                                       ----------------------------------------

Number of shares for computations of
  fully diluted net income per share    42,438,024    42,463,712    42,321,741
                                       ----------------------------------------

Net income                             $29,216,000   $53,510,000   $48,182,000
                                       ----------------------------------------

Net income per share                         $0.69         $1.27         $1.15

Primary net income per share (1)             $0.69         $1.26         $1.14

Fully diluted net income per share (1)        $0.69       $1.26       $1.14

Notes:

(1) The effect on net income per share assuming full dilution was less than 3% for all years and therefore has not been reflected in the Consolidated Statements of Income.

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